EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Trisha Tuntland
                       Manager of Investor Relations
                       Cabot Microelectronics Corporation
                       (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
STRONG RESULTS FOR THIRD QUARTER OF FISCAL 2012
•	Record Revenue of $115.7 Million
•	Gross Profit Margin of 47.7 Percent of Revenue
•	Earnings Per Share of 55 Cents

AURORA, IL, July 26, 2012 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2012, which ended June 30, 2012.

Total revenue during the third fiscal quarter was $115.7 million, which represents a record revenue level for the company.  The company’s third quarter revenue reflects an increase of 3.4 percent compared to the same quarter last year and an increase of 16.6 percent compared to the prior quarter, on solid demand for the company’s products, as semiconductor industry demand strengthened following two quarters of relatively soft conditions.  The company achieved a gross profit margin of 47.7 percent of revenue in the third fiscal quarter and diluted earnings per share of $0.55. The company’s balance sheet reflects a cash balance of $166.9 million, an increase of $11.8 million compared to the prior quarter, and $175.0 million of debt outstanding as of June 30, 2012.

“This quarter, we achieved record revenue levels for our company and for most of our business areas; this includes our Pads business, which achieved another quarter of double digit sequential revenue growth,” said William Noglows, Chairman and CEO of Cabot Microelectronics.  “We are pleased with our overall strong financial performance for the quarter, and we believe this performance reflects the continued successful execution of our strategic initiatives to provide high quality solutions to our customers, coupled with strengthening of overall semiconductor industry demand that we had anticipated to occur during the quarter.  As we head into what is typically a seasonally strong fourth fiscal quarter, we are optimistic about firm near term demand for our CMP consumables products; however, we caution that our visibility is limited and macroeconomic factors introduce additional uncertainty.  However, I am confident that we are well positioned to continue to develop and deliver innovative solutions to our customers to provide future profitable growth for the company.”

Key Financial Information

Total third fiscal quarter revenue of $115.7 million represents a 3.4 percent increase from the $111.8 million reported in the same quarter last year and a 16.6 percent increase from $99.2 million last quarter.  Revenue from the company’s Dielectrics, Tungsten, Pads and Engineered Surface Finishes businesses increased this quarter compared to the same quarter last year.  Compared to the prior quarter, revenue for all of the company’s business areas increased, except for Data Storage.  Year to date revenue of $317.0 million represents a decrease of 5.6 percent from the prior year, driven primarily by softness in demand within the semiconductor industry during the first half of the company’s fiscal 2012.

Gross profit, expressed as a percentage of revenue, was 47.7 percent this quarter, which is higher than the 47.4 percent of revenue reported in the same quarter a year ago and 46.1 percent last quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to increased utilization of the company’s manufacturing capacity, higher yields in its manufacturing operations and lower logistics costs, partially offset by higher fixed manufacturing costs and selective price reductions.  The increase in gross profit percentage versus the previous quarter was primarily due to increased utilization of the company’s manufacturing capacity on higher demand and higher yields in the company’s manufacturing operations, partially offset by higher fixed manufacturing costs.  Year to date, gross profit represented 47.4 percent of revenue, which is consistent with the company’s full year guidance range of 46 to 48 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.6 million in the third fiscal quarter, or $0.2 million more than the $33.4 million reported in the same quarter a year ago.  Operating expenses were $3.1 million lower than the $36.7 million reported in the previous quarter, primarily due to the absence of bad debt expense related to a customer bankruptcy, as well as lower share based compensation expense, partially offset by higher staffing related costs.  Year to date, total operating expenses were $104.2 million.  The company continues to expect its full year operating expenses to be within a range of $135 million to $140 million for fiscal 2012.

Net income for the quarter was $13.2 million, or 3.5 percent higher than the $12.8 million reported in the same quarter last year and 139.5 percent higher than the $5.5 million in the previous quarter.  The sequential increase was primarily due to the higher level of sales, higher gross profit margin and lower operating expenses, partially offset by an unfavorable impact of foreign exchange rates, which is reflected in other income, and higher interest expense. Year to date, net income of $29.2 million was down 31.1 percent compared to the prior year.

Diluted earnings per share were $0.55 this quarter, up from $0.54 reported in the third quarter of fiscal 2011 and up from $0.23 reported in the previous quarter.  Year to date, diluted earnings per share of $1.24 were down 31.2 percent compared to last year.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (800) 299-7635.  Callers outside the U.S. can dial (617) 786-2901.  The conference code for the call is 53117748.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,025 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company’s capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2012 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2011, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Revenue	$115,678	$99,236	$111,846	$317,036	$335,711

Cost of goods sold	60,462	53,442	58,821	166,747	172,522

Gross profit	55,216	45,794	53,025	150,289	163,189

Operating expenses:

Research, development & technical	15,415	14,071	14,573	43,241	43,348

Selling & marketing	7,458	7,434	7,785	22,228	22,056

General & administrative	10,695	15,177	11,008	38,773	34,251

Total operating expenses	33,568	36,682	33,366	104,242	99,655

Operating income	21,648	9,112	19,659	46,047	63,534

Interest expense	955	354	30	1,348	111

Other income (expense), net	(864)	97	(281)	(663)	(489)

Income before income taxes	19,829	8,855	19,348	44,036	62,934

Provision for income taxes	6,587	3,325	6,559	14,849	20,561

Net income	$13,242	$5,530	$12,789	$29,187	$42,373

Basic earnings per share	$0.57	$0.24	$0.55	$1.28	$1.85

Weighted average basic shares outstanding	23,120	22,768	23,119	22,778	22,931

Diluted earnings per share	$0.55	$0.23	$0.54	$1.24	$1.80

Weighted average diluted shares outstanding	23,939	23,780	23,797	23,547	23,525

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2012	2011
ASSETS:

Current assets:
Cash and cash equivalents	$166,896	$302,546
Accounts receivable, net	57,428	52,747
Inventories, net	58,795	56,128
Other current assets	16,811	18,984
Total current assets	299,930	430,405

Property, plant and equipment, net	124,012	130,791
Other long-term assets	71,798	67,033
Total assets	$495,740	$628,229

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$17,699	$22,436
Current portion of long-term debt	10,938	-
Capital lease obligations	4	10
Accrued expenses and other current liabilities	26,476	33,104
Total current liabilities	55,117	55,550

Long-term debt, net of current portion	164,062	-
Capital lease obligations, net of current portion	20	2
Other long-term liabilities	6,933	6,323
Total liabilities	226,132	61,875

Stockholders' equity	269,608	566,354
Total liabilities and stockholders' equity	$495,740	$628,229